Exhibit 99.1

For Immediate Release

American Axle & Manufacturing
Initiates Quarterly Dividend Program

Detroit, Michigan, April 29, 2004 — American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today announced that its Board of Directors declared a quarterly cash dividend of $0.15 per share payable on June 28, 2004 to stockholders of record on all of the company’s issued and outstanding common stock as of June 7, 2004.

“We are very pleased to announce that we will pay our first ever dividend as a public company in the second quarter of 2004. The initiation of this dividend program complements AAM’s existing stock repurchase program and underscores our confidence in our ability to generate cash flow in our business and provide a solid financial return to our stockholders,” said AAM Co-Founder, Chairman of the Board & Chief Executive Officer Richard E. Dauch.

American Axle & Manufacturing is a world leader in the manufacture, design, engineering, and validation of driveline systems and related components and modules, chassis systems and forged products for trucks, sport utility vehicles and passenger cars. In addition to its 14 locations in the United States (in Michigan, New York and Ohio), AAM also has offices and facilities in Brazil, England, Germany, Japan, Mexico and Scotland.

Certain statements contained in this press release which are not historical facts contain forward-looking information with respect to the Company’s plans, projections or future performance, the occurrence of which involves risk and uncertainties that could cause the Company’s actual results or plans to differ materially from those expected by the Company which include risk factors described in the Company’s filings with the Securities and Exchange Commission.

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For more information...

Media relations contact	Investor relations contact
Carrie L.P. Gray	Christopher M. Son
Director, Corporate Relations	Manager, Investor Relations
(313) 758-4880	(313) 758-4814
grayc@aam.com	chris.son@aam.com

Or visit the AAM website at www.aam.com